APPLEBEE'S INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 13, 1996

To the Stockholders of Applebee's International, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applebee's International, Inc., a Delaware corporation (the "Company"), will be held on May 13, 1996, at 10:00 a.m., CDT, at 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207 for the following purposes:

            I.   To elect three directors;

           II. To amend the Company's 1995 Equity Incentive Plan to reduce the number of stock options to be granted each year to members of the Board of Directors;

          III. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 1996 fiscal year; and

           IV. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

     The Board of Directors has fixed the close of business on March 18, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                         By Order of the Board of Directors


                                         Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 8, 1996

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                 PROXY STATEMENT
                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Applebee's International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 13, 1996, at 10:00 a.m., CDT, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive office, 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207.

     This proxy statement and accompanying proxy ("Proxy Statement") was mailed on or about April 8, 1996, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on March 18, 1996, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 1, 1996, there were 31,071,455 outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. Approval of Proposals II and III requires the affirmative vote of a majority of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Thus, abstentions and broker non-votes (i.e., shares present by proxy but for which no voting authority has been given the record holder by the beneficial holder) have the effect of votes against the proposals. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the outcome of the election of directors.

     On April 1, 1996, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $25.625 (as reported by the National Quotation Bureau, Inc.).

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, will be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must comply with the rules of the Securities and Exchange Commission ("SEC") and be received by the Company from qualified stockholders no later than December 13, 1996 in order to be included in the proxy statement and proxy relating to that meeting.


Certain Information Concerning the Board of Directors

     The Board of Directors is classified into three classes, each holding three-year terms (designated Class I, II, and III). There are currently three directors in Class I, with terms expiring at the 1996 Annual Meeting, four directors in Class II, with terms expiring at the 1997 Annual Meeting, and three directors in Class III, with terms expiring at the 1998 Annual Meeting. The following information is furnished for each of the three persons being nominated for election as a Class I director to a new three-year term ("Nominee") and for each person who is continuing as a Class II or Class III director of the Company ("Incumbent").

     ABE J. GUSTIN, JR., age 61 (Incumbent - Class II term expiring in 1997). Mr. Gustin has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin continues to serve as Chief Executive Officer of the Company. From 1983 to 1990, he also served as Chairman of Juneau Holding Co., a Kansas City, Missouri-based firm which operated Taco Bell restaurants. Mr. Gustin serves as a member of the Strategic Planning Committee.

     D. PATRICK CURRAN, age 51 (Incumbent - Class II term expiring in 1997). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of Sealright Co., Inc., Unitog Company, and American Safety Razor Company, all publicly-traded corporations. Mr. Curran serves as a member of the Audit Committee, the Executive Compensation Committee, the Nominating Committee and the Strategic Planning Committee.

     ERIC L. HANSEN, age 47 (Nominee - Class I term expiring in 1996). Mr. Hansen was elected a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, McCollum and Hansen, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee, the Executive Compensation Committee and the Strategic Planning Committee.

     JACK P. HELMS, age 43 (Incumbent - Class III term expiring in 1998). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Audit Committee, the Executive Compensation Committee and the Strategic Planning Committee.

     KENNETH D. HILL, age 62 (Nominee - Class I term expiring in 1996). Mr. Hill became a director of the Company in November 1992 and has agreed to continue to serve as a director through the term of his consulting agreement (March 1998) or until the Company selects someone to fill his position on the Board of Directors. See "Certain Transactions." He was employed by the Company in April 1991, serving as Executive Vice President and Chief Operating Officer until January 1994, when he was named President of International Development. Effective February 28, 1995, Mr. Hill resigned as an employee and officer of the Company and became a consultant to the Company for governmental affairs, industry relations, and new concept development. From May 1990 to March 1991, he was President and Chief Executive Officer of Creative Restaurant Management, a company created in a leveraged buy-out from Gilbert/Robinson, Inc., a Kansas City-based specialty restaurant group. In March 1992, Creative Restaurant Management filed a petition for bankruptcy, and the bankruptcy proceeding was terminated in March 1995. Mr. Hill served as President and Chief Executive Officer of T.J. Cinnamons, Ltd., a gourmet bakery concept, from 1985 to 1990. He was President of Gilbert/Robinson, Inc. from 1973 to 1985. Mr. Hill is an honorary director of the National Restaurant Association, after having served as both a director of that association and as chairman of most of its major committees.

     LLOYD L. HILL, age 52 (Incumbent - Class III term expiring in 1998). Mr. Hill was elected a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. From 1980 to 1994, he served as President and a director of Kimberly Quality Care, a home health care and nurse personnel staffing company. Mr. Lloyd Hill and Mr. Kenneth Hill are not related.

     ROBERT A. MARTIN, age 65 (Incumbent - Class II term expiring in 1997). Mr. Martin was elected a director of the Company in August 1989. In April 1991, he became Vice President of Marketing, and in January 1994, he was promoted to Senior Vice President of Marketing. In January 1996, Mr. Martin was promoted to Executive Vice President of Marketing. From January 1990 to April 1991, he served as President of Kayemar Enterprises, a Kansas City-based marketing consulting firm. From 1983 to January 1990, he served as the President, Chief Operating Officer and a director of Juneau Holding Co., of which Mr. Gustin, Chief Executive Officer of the Company, was Chairman. From July 1977 to June 1981, he served as President of United Vintners Winery and prior to that time was employed for 25 years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing. Mr. Martin serves as a member of the Nominating Committee.

     JOHYNE H. RECK, age 46 (Incumbent - Class II term expiring in 1997). Ms. Reck was elected a director of the Company in May 1985. Ms. Reck served as a consultant to the Company on its civic and philanthropic programs through December 31, 1995 at which time she resigned as a consultant. She previously served as Secretary from May 1985 to January 1990, as Treasurer from May 1985 to December 1989, and as an Executive Vice President from March 1988 until April 1991. From March 1983 to 1991, she served as a director and President of Corner and Main Advertising, Inc., an advertising agency which she owned. Ms. Reck is the wife of Ronald B. Reck, who served as Executive Vice President and Chief Administrative Officer of the Company until his resignation as an officer of the Company which was effective January 31, 1996. Ms. Reck serves as a member of the Nominating Committee.

     BURTON M. SACK, age 58 (Incumbent - Class III term expiring in 1998). Mr. Sack was elected a director and appointed an Executive Vice President of the Company effective October 24, 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee of the Company which was acquired by the Company in October 1994. Mr. Sack is on the board of advisors of Restaurant Associates, Inc.

     RAYMOND D. SCHOENBAUM, age 49 (Nominee - Class I term expiring in 1996). Mr. Schoenbaum was elected a director of the Company effective March 24, 1995 and serves as a consultant to the Company pursuant to an agreement which terminated in March 1996. He was the founder, majority shareholder, and chairman of the board of directors of Innovative Restaurant Concepts, Inc., operator of the Rio Bravo Cantina restaurant concept, prior to its acquisition by the Company in March 1995. Mr. Schoenbaum served as Vice Chairman of Restaurant

Systems, Inc., a franchisee of Wendy's International, Inc., from 1974 until 1986 and was a Shoney's franchisee from 1971 until 1974.

     The Board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Nominating Committee and the Strategic Planning Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Hansen, and Mr. Helms. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan. The members of the Executive Compensation Committee are Mr. Curran, Mr. Hansen and Mr. Helms. The Nominating Committee evaluates and recommends candidates for nomination to the Board of Directors. Pursuant to the Company's By-laws, stockholder nominations for Board candidates must be submitted to the Nominating Committee, along with certain information about the candidate, at least 60 days prior to the Annual Meeting date. The Nominating Committee is responsible for reviewing and accepting or rejecting any stockholder nominations. The members of the Nominating Committee are Mr. Curran, Mr. Martin and Ms. Reck. The Strategic Planning Committee was established for the purpose of long-term planning and establishing strategic goals for the Company. The members of the Strategic Planning Committee are Mr. Gustin, Mr. Curran, Mr. Hansen and Mr. Helms.

     During fiscal year 1995, the Board of Directors held nine meetings (including six regular meetings), the Audit Committee held one meeting, and the Executive Compensation Committee held eight meetings. The Nominating Committee and the Strategic Planning Committee did not hold any meetings during 1995. During fiscal year 1995, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

     During fiscal year 1995, directors who were not employees received director fees of $1,500 for each regular Board meeting attended, plus a retainer of $500 per month and reimbursement of out-of-pocket expenses. Under the Company's 1995 Equity Incentive Plan and the previous 1989 Stock Option Plan, directors received a number of stock options determined through a formula based on changes in the Company's earnings before income taxes ("EBIT") from one year to the next. Non-employee directors received an annual base grant of options to acquire 12,000 shares of Common Stock, which was increased or decreased by 1,500 shares for each 5% increase or decrease in EBIT from the prior fiscal year. The maximum increase or decrease was 6,000 shares. Employee directors received options, as directors, in accordance with the same formula, but were limited to 50% of the number of options granted non-employee directors. In fiscal 1995, options for 18,000 shares of Common Stock were granted to Mr. Curran, Mr. Hansen, Mr. Helms, and Ms. Reck for serving as non-employee directors of the Company, options for 9,000 shares of Common Stock were granted to Mr. Kenneth Hill and Mr. Schoenbaum (who, pursuant to their consulting agreements with the Company, were treated as employees for director compensation purposes), and options for 9,000 shares of Common Stock were granted to each of Mr. Gustin, Mr. Lloyd Hill, Mr. Martin and Mr. Sack for serving as employee directors. Also, in recognition of past service to the Company, Ms. Reck was granted options to purchase 23,000 shares of Common Stock in March 1995. In addition, Mr. Martin received cash compensation of $293,449 and options to purchase 20,000 shares of Common Stock for services rendered to the Company in fiscal 1995. Mr. Kenneth Hill, Ms. Reck and Mr. Schoenbaum also received cash compensation of $201,401, $22,677 and $110,866, respectively, for services rendered to the Company in fiscal 1995. Cash compensation paid and stock options granted to Mr. Gustin, Mr. Lloyd Hill and Mr. Sack for services rendered to the Company as employees in fiscal 1995 are shown in the Summary Compensation Table. See "Certain Transactions."

     The Board of Directors has approved changes in the Company's director compensation program, which will be implemented after the Annual Meeting if Proposal II in this Proxy Statement is adopted by the stockholders. The new compensation program changes the level of cash payments made to directors, changes the formula by which non-employee directors receive stock options, and eliminates stock option grants to employee directors in their capacity as directors.

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also directors of the Company, as of December 31, 1995, is as follows:

                Name                           Age                     Position

     Ronald B. Reck..........................   47     Executive  Vice President and Chief  Administrative  Officer
                                                          (resigned as an officer effective January 31, 1996)
     George D. Shadid........................   41     Executive  Vice  President,   Chief  Financial  Officer  and
                                                          Treasurer
     Stuart F. Waggoner......................   50     Senior Vice President of Operations
     Philip J. Hickey, Jr....................   41     President   and  Chief   Operating   Officer  of  Rio  Bravo
                                                          International,   Inc.  (a   wholly-owned   subsidiary  of
                                                          Applebee's International, Inc.)
     Steven K. Lumpkin.......................   41     Vice  President of  Administration  (promoted to Senior Vice
                                                          President of Administration effective January 1, 1996)

     RONALD B. RECK was employed by the Company in March 1991. He served as Executive Vice President of Human Resources and Training until January 1993 when he was named Executive Vice President and Chief Administrative Officer. From 1987 until March 1991, he was a self-employed consultant to the Company in the personnel, human resources and corporate development areas. During the period from 1984 through 1990, he was President of Aero-Mark Services, Inc., a temporary health care personnel leasing service company located in Kansas City, Missouri. Mr. Reck is the husband of Johyne H. Reck, a director of the Company. Effective January 31, 1996, Mr. Reck resigned as an officer of the Company but will continue as an employee until December 31, 1996.

     GEORGE D. SHADID was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He also became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. In November 1991, Gilbert/Robinson, Inc. filed a petition for bankruptcy, which was discharged in December 1992. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

     STUART F. WAGGONER has been an employee of the Company since December 1988 and served as the Executive Director of Franchise Operations until March 1991, when he became Vice President of Franchise Operations. In December 1994, Mr. Waggoner assumed the newly created position of Senior Vice President of Operations, and has overall responsibility for franchise and Company owned Applebee's restaurant operations. From October 1987 to December 1988, Mr. Waggoner was a Vice President of Operations for Eateries', Inc., a restaurant company based in Oklahoma City, Oklahoma. From 1985 to July 1987, Mr. Waggoner was President of Pendleton's Bar & Grill in Dallas, Texas. From October 1974 to March 1985, Mr. Waggoner was Vice President of Restaurant Administration for TGI Friday's, Inc., in Dallas, Texas.

     PHILIP J. HICKEY, JR. joined the Company in connection with the merger with Innovative Restaurant Concepts, Inc. ("IRC") in March 1995 where he had been President and Chief Operating Officer since 1992. He currently serves as
President and Chief Operating Officer of Rio Bravo International, Inc., a wholly-owned subsidiary of Applebee's International, Inc. He co-founded the Green Hills Grille concept in 1990 in Nashville, Tennessee, which was acquired by IRC in 1992. Mr. Hickey was the co-creator of the Cooker Restaurant concept, founded in 1984, and was President and Chief Operating Officer of the Cooker Restaurant Corporation from 1984 to 1989. From 1976 to 1983, Mr. Hickey was employed by Gilbert/Robinson, Inc., operators of the Houlihan's restaurant chain.

     STEVEN K. LUMPKIN was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. From July 1993 until January 1995, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.


Security Ownership of Officers, Directors and Certain Beneficial Owners

     The following table sets forth information, as of April 1, 1996, regarding the ownership of Common Stock, the Company's only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                    Beneficial Ownership(1)
                                                                                 -------------------------------
                                                                                   Number of        Percent
                                                                                    Shares           Held
                                                                                 --------------  --------------

     Burton M. Sack (2).....................................................       2,100,539            6.8%
     Abe J. Gustin, Jr. (2).................................................       1,551,000            5.0%
     Raymond D. Schoenbaum (2)..............................................       1,305,759            4.2%
     Ronald B. Reck (2).....................................................         529,440            1.7%
     Lloyd L. Hill (2)......................................................         128,000            0.4%
     Johyne H. Reck (2).....................................................          98,500            0.3%
     Robert A. Martin (2)...................................................          85,000            0.3%
     George D. Shadid (2)...................................................          70,101            0.2%
     D. Patrick Curran (2)..................................................          59,000            0.2%
     Kenneth D. Hill (2)....................................................          53,000            0.2%
     Eric L. Hansen (2).....................................................          49,850            0.2%
     Jack P. Helms (2)......................................................          37,500            0.1%
     Massachusetts Financial Services Company...............................       3,278,390           10.6%
         500 Boylston Street
         Boston, MA  02116
     Putnam Investments, Inc................................................       2,294,260            7.4%
         One Post Office Square
         Boston, MA  02109
     All executive officers and directors as a group (15 persons) (2).......       6,352,496           20.4%
- ---------------

(1) The mailing address of each individual is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.
(2) Includes certain shares subject to options exercisable as of April 1, 1996 or within 60 days thereafter: 9,000 shares for Mr. Sack, 51,000 shares for Mr. Gustin, 9,000 shares for Mr. Schoenbaum, 53,000 shares for Mr. Reck, 116,000 shares for Lloyd L. Hill, 89,000 shares for Ms. Reck, 59,000 shares for Mr. Martin, 45,000 shares for Mr. Shadid, 54,000 shares for Mr. Curran, 52,500 shares for Kenneth D. Hill, 45,000 shares for Mr. Hansen, 36,000 shares for Mr. Helms, and 693,000 shares for all executive officers and directors as a group.

     Mr. Gustin is a party to a voting agreement that binds Mr. Reck, pursuant to which they have agreed to vote all voting securities of the Company held by them at any time (i) to maintain the size of the Board of Directors at ten members unless otherwise mutually agreed, (ii) to vote for the election of Mr. Gustin and Ms. Reck as directors of the Company at each election of directors,
(iii) to vote against the removal of Mr. Gustin and Ms. Reck as directors of the Company, and (iv) to vote their shares so that the Board of Directors has at least two independent directors at all times. In addition, in the event of the death of any of the parties, the voting agreement contains provisions relating to voting for the election of a successor director of the deceased party. The voting agreement terminates upon the death of any two of the parties. The voting agreement terminates in 1999, and does not apply to any voting securities transferred to a third party in a public transaction.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the SEC. Officers, directors and persons owning beneficially greater than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all such reports.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1995, except that certain reports were not timely filed by Philip J. Hickey, Jr., Steven K. Lumpkin, and Raymond D. Schoenbaum. The transactions were reported by each of these persons on their year-end reports on Form 5.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute Nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any Nominee will be unavailable to serve. Additional information concerning the following Nominees is set forth in "Certain Information Concerning the Board of Directors."

     The Company has a classified Board of Directors so that each director serves a three-year term. If elected, each of the below nominees would serve until the 1999 Annual Meeting of Stockholders and until his successor is elected and has qualified or until his earlier death, resignation or removal. Mr. Hill has agreed to serve only through the end of his consulting agreement (March
1998) or until the Company selects someone to fill his position on the Board of Directors.

                                                                                   Director
                  Name                   Age        Position With The Company        Since
     --------------------------------   -----    -------------------------------   --------
     Eric L. Hansen..................    47       Director                           1991
     Kenneth D. Hill.................    62       Director                           1992
     Raymond D. Schoenbaum...........    49       Director                           1995



                                   PROPOSAL II

              AMENDMENT OF THE COMPANY'S 1995 EQUITY INCENTIVE PLAN
                        TO REDUCE DIRECTOR STOCK OPTIONS

     Proposal II would amend the Company's 1995 Equity Incentive Plan by deleting the current Section 9 and replacing it with the new Section 9 attached to this Proxy Statement as Appendix A.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     During 1995, the Company reviewed the compensation program for members of the Board of Directors and engaged William M. Mercer, Incorporated to provide data from other public companies on Board of Directors compensation and to assist in structuring a revised director compensation program. As a result of this review, management proposed, and the Board of Directors approved, significant changes to the Board of Directors compensation program.

     The changes described below related to the stock option portion of the compensation program are reflected in the proposed amendments to Section 9 of the 1995 Equity Incentive Plan as attached as Appendix A hereto and are being submitted to the stockholders for approval in order to maintain the qualification of the 1995 Equity Incentive Plan under Section 16 of the Securities Exchange Act of 1934. The changes described below related to the cash portion of the compensation program do not require stockholder approval and will be implemented after the Annual Meeting upon approval by the stockholders of the proposed amendment to Section 9 of the 1995 Equity Incentive Plan.

Cash Compensation

     Under the new compensation program, non-employee directors will receive an annual cash retainer of $15,000 plus $5,000 per committee up to a maximum of $10,000 for all committees. This replaces the cash portion of the former program which consisted of an annual retainer of $6,000, plus per meeting fees of $1,500. Employee directors do not receive any cash compensation for their service on the Board.

Director Stock Options

     The new compensation program also changes the formula on which stock options are granted annually to directors. First, under the former program, directors who are also employees received options in their capacity as directors under an established formula. Under the proposed amendment, employee directors will no longer receive options in their capacity as directors.

     Second, under the proposed amendment, the formula under which non-employee directors are granted annual options will be changed so that the number of options granted will be less than the number granted under the former program. Under the former program, non-employee directors received an annual base grant of options to purchase 12,000 shares of Common Stock. This base option was increased or decreased by 1,500 shares for each 5% increase or decrease in the Company's earnings before income taxes over the prior year, with the maximum increase or decrease being 6,000 shares.

     Under the proposed amendment, the annual base grant will be reduced from 12,000 shares to 5,000 shares; however, there is no provision for the base grant to be decreased. The base grant of 5,000 shares will be increased (i) by 2,000 shares if the Company realizes an increase in Net Income of more than 20% (defined as income after taxes determined in accordance with generally accepted accounting principles) over the prior year, and (ii) by 100 shares for each additional 1% increase in Net Income, but in no event will the total shares granted in any year (the 5,000 base grant plus the incremental grants) exceed 9,000.

     The final change under the proposed amendment is that the director options will expire on their tenth anniversary. Under the former plan, director options expired on their fifth anniversary.

Description of the Plan

     The following paragraphs provide a summary of the principal features of the 1995 Equity Incentive Plan (the "Plan") and its operation, other than as related to director options. The following summary is qualified in its entirety by reference to the Plan, a copy of which may be obtained from the Company upon written request.

Administration of the Plan

     The Plan is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee must qualify as "disinterested persons" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code (for purposes of qualifying amounts received under the Plan as "performance-based compensation" under section 162(m)).

     Subject to the terms of the Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer awards to a separate committee appointed by the Committee, but only the Committee may make awards to participants who are executive officers of the Company. The director option portion of the Plan is administered by the full Board of Directors, rather than the Committee.

Eligibility to Receive Awards

     Employees and consultants of the Company and its affiliates (i.e., any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to be selected to receive one or more Awards. The Plan also provides for the grant of stock options to the Company's employee and non-employee directors. Such options will automatically be granted pursuant to a nondiscretionary formula. The terms and conditions of options to be granted to directors are discussed below under "Director Options."

Options

     The Committee may grant nonqualified stock options, incentive stock options ("ISOs" which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 100,000 shares.

     The exercise price of each option is set by the Committee, but generally cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of the Company's Common Stock then owned by the participant, or by any other means that the Committee determines to be consistent with the Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee, but generally not later than 10 years after the date of grant (13 years in the event of the optionee's death). The Committee may extend the maximum term of any option granted under the Plan, subject to the preceding limits.

Stock Appreciation Rights ("SARs")

     The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 100,000 shares.

     Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company Common Stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by the Committee. SARs expire at the times established by the Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Plan.

Restricted Stock Awards

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 shares.

     In determining the vesting schedule for each Award of restricted stock, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code, the Committee must use one or more of the following measures in setting the performance goals: (1) earnings per share, (2) individual performance objectives, (3) net income, (4) pro forma net income, (5) return on designated assets, (6) return on revenues, and (7) satisfaction of Company-wide or department based operating objectives. These performance measures are set forth in the Plan and are some of the same measures that are used in setting performance goals under the Company's 1994 Management and Executive Incentive Plan and under the 1994 Long-Term Incentive Plan. The Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities. The Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 performance shares or performance units having an initial value greater than $250,000.

     Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. The applicable performance goals will be determined by the Committee. In particular, the Plan permits the

Committee to use the same performance goals as are discussed above with respect to restricted stock. The Committee may, in its sole discretion, waive any performance goal requirement.

     After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or any combination thereof, as determined by the Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

Nontransferability of Awards

     Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution; provided, however, that a participant may designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death.

Change in Control

     In the event of a change in control not approved by the Board of Directors, all Awards granted under the Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award agreement. In general, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the Common Stock, (2) the composition of the Board changes during any two year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) cease to constitute a majority of the Board, or (3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company's assets.

Tax Aspects

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The  Committee  may  permit   participants   to  satisfy  tax   withholding
requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

     The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m), including (1) the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during a specified time period, and (2) for restricted stock, performance units and performance shares, inclusion in the Plan of performance goals which must be achieved prior to payment. The Plan has been designed to permit the Committee to grant Awards which satisfy the requirements of section 162(m).

Amendment and Termination of the Plan

     The Board generally may amend or terminate the Plan at any time and for any reason, but in accordance with section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934, certain material amendments to the Plan require stockholder approval.

     The Board of Directors recommends that stockholders vote YES on this proposal. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required for adoption of the proposal.


                                  PROPOSAL III

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                AUDITORS FOR THE COMPANY FOR THE 1996 FISCAL YEAR

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1996 fiscal year. The stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement at the Annual Meeting if they so choose and will be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

Executive Compensation Committee Report

     This report discusses the manner in which base salaries, incentive compensation and stock option grants for Abe J. Gustin, Jr., the Company's Chief Executive Officer ("CEO"), and the other executives named in the Summary Compensation Table (the "Named Executives") were determined for the 1995 fiscal year.

     The Company continues to believe that its past growth and success have been, and that its continued growth and success will be dependent in part on its ability to attract and retain highly-qualified senior management. In addition, the Company believes that executive officers should have their personal financial interests closely aligned with stockholder value. As a result, executive compensation packages for 1995 were established which the Company believes to be competitive in the restaurant industry, based on the data described in the compensation survey described below, and focused on the Company's operating performance. The Company's executive compensation arrangements consist of three primary parts: competitive base salary levels, significant Company performance-based bonus payments, and stock options. The Committee believes that these components are appropriate ways to provide the Company's executives financial security and motivation to increase profitability both in the near-term and over time. The Company uses an independent compensation consultant to advise on executive compensation issues. The Company had written employment agreements with the CEO and each Named Executive during 1995, including Mr. Shadid, who entered into a new employment agreement after the expiration of his previous agreement in March of 1995. The Company's executive employment agreements address only first-year base salary levels and, therefore, except for Mr. Shadid's new agreement, did not determine 1995 compensation levels. Base salary, bonus and stock option levels are left to the discretion of the Committee each year.

     In reviewing compensation levels for 1995, the Committee conducted a thorough review and study of the Company's executive salary and bonus policies in order to provide the Company's executive officers with appropriate financial and motivational arrangements in 1995 and the future. The Committee selected the consulting firm of William M. Mercer, Incorporated ("Mercer") to assist it in developing an executive compensation program designed to meet the Committee's objectives. The consulting firm compared the base salaries, incentives and total cash compensation of the Company's executives with those of comparable companies (the "Study Group"), and reviewed and recommended modifications to the Company's cash incentive and long-term compensation programs. (The Study Group included the publicly-traded restaurant companies which are included in the customized industry peer group used in the Performance Graph included in this Proxy Statement, as well as other chain restaurant companies and companies within the service industry of similar revenue size. The Committee did not direct the consultant as to which specific companies to use in its study. The companies were selected because they were generally comparable to the Company in size and recent growth rate.) The results of the Committee's review were implemented in a series of changes to the Company's bonus compensation practices, including the development of the 1995 Equity Incentive Plan (approved by the stockholders at the 1995 Annual Meeting).

     Base Salary

     In determining the 1995 base salaries for the CEO and Named Executives, the Committee considered several criteria, including growth in stockholder value, free cash flow, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), net earnings, franchisee relations and new restaurant openings. These criteria were not weighted by any predetermined formula, but rather, were considered in light of the overall achievement of the Company's goals and of general industry and economic factors. The significance of any particular criterion varied depending upon the particular position or area of responsibility of the executive in question. Mr. Gustin's 1995 base salary of $425,000 represented an increase of 13% over 1994 and reflected the continued strong operational and financial performance of the Company and of the Applebee's franchise system, evidenced by, among other things, continued large earnings growth, significant operating margin improvement, and a record number of restaurant openings.

     It is the policy of the Company to review executive base salaries in relation to comparable positions in the restaurant industry. The Committee believes that base salaries should remain competitive, but not significantly exceed the 50th percentile of the industry range determined by the Study Group. The Committee also believes that for most executive and management employees, base salary should comprise a relatively greater portion of total executive compensation.

     Incentive Compensation

     The Committee believes that a significant part of compensation for the CEO and other senior executives should continue to be based on the achievement of operating and financial goals. The incentive plan, when combined with base salary, provides award opportunities approximately equal to the 75th percentile of comparable positions in the restaurant industry. In 1994, the Company implemented a new bonus program, consisting of the 1994 Management and Executive Incentive Plan (a cash bonus plan) for all executives and the 1994 Long-Term Incentive Plan (a stock award plan) for all executives other than the CEO, President and Executive Vice Presidents. Under the cash bonus plan, the Committee established operating and financial goals for the Company and individual bonus payments, based on a percentage of base salary, to be paid at various levels of goal achievement. The Committee believes that this program provides an appropriate, attractive incentive opportunity to the Company's executives for both short-term and long-term rewards.

     The Committee established the 1995 minimum achievement level to receive bonus payments under the 1994 Management and Executive Incentive Plan at 74% of the Company's internal targeted pre-tax profit, an increase from the 65% achievement level used in 1994. The maximum achievement level for 1995 established under the 1994 Management and Executive Incentive Plan was 100% of the Company's internal targeted pre-tax profit. Because the Company's actual pre-tax profit in 1995 exceeded 100% of the Company's internal targeted pre-tax profit, the CEO and three of the Named Executives received the maximum bonus available under the plan, amounting to 75% of their respective base salaries for 1995. Mr. Sack's bonus, in accordance with his employment agreement, was not determined by the plan, but was determined by individual goal achievement. Based on the level of achievement of those individual goals, Mr. Sack received a bonus of 67.5% of his base salary for 1995.

     Stock Options

     The Committee believes that stock option grants and other equity-related compensation programs are important elements of the Company's executive compensation program and will continue to be used to attract, motivate and retain experienced, qualified members of management.

     In 1995, the Company adopted and the stockholders approved the 1995 Equity Incentive Plan, the terms of which are described under Proposal II, above. Although the 1995 Equity Incentive Plan provides for several different types of awards, the Committee approved only stock options in 1995.

     Stock option grants in 1995, including those to the CEO and the Named Executives, were made by the Committee and based on the level of each recipient's responsibility within the Company and on amounts targeted at the 75th percentile. Options are granted at 100% of fair market value on date of grant, and can be exercised (following a minimum holding period) at any time over a 10 year period. Thus, Mr. Gustin, as Chairman and CEO, who was ultimately responsible for all operations of the Company and for the franchise system and relationships with franchisees, received the largest option grant, comprising 4.7% of all options granted in 1995.

     In late 1995, the Committee, assisted by Mercer, compared the 1995 stock option levels granted to the CEO and Named Executives to the stock options granted to executives of other publicly-traded restaurant companies and other companies of similar revenue size using the most recent comparative data available. In light of that review and comparison, the Committee confirmed that the 1995 stock option grants to the CEO and Named Executives were appropriate.

     Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive of the Company received annual compensation in excess of $1,000,000 in 1995 or in any prior year. The Company's bonus and equity-based compensation plans are designed to meet the requirements of Section 162(m) by basing all incentive compensation on identifiable performance criteria. The Committee does not anticipate that any executive base salary will exceed $1,000,000.

                                            EXECUTIVE COMPENSATION COMMITTEE
                                            D. Patrick Curran
                                            Eric L. Hansen
                                            Jack P. Helms


Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers or employees of the Company.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.


                           SUMMARY COMPENSATION TABLE
                                                                                                     Long Term
                                                                                                   Compensation
                                                         Annual Compensation                          Awards
                                      ------------------------------------------------------------------------------
                                                                                Other Annual
                                         Fiscal       Salary      Bonus(1)    Compensation(2)       Options(3)
      Name and Principal Position         Year          ($)          ($)            ($)                (#)
  ------------------------------------------------------------------------------------------------------------------

   Abe J. Gustin, Jr.                      1995       $ 423,077    $ 318,750         $  --                 59,000
   Chairman and Chief Executive            1994         366,965      161,719              369              49,000
   Officer                                 1993         247,425      222,303           12,485              33,000
   -----------------------------------------------------------------------------------------------------------------

   Lloyd L. Hill(4)                        1995       $ 308,655    $ 232,500        $  95,576              72,000
   President and Chief Operating           1994         244,111      119,229           67,418              51,000
   Officer                                 1993           --           --               --                 33,000
   -----------------------------------------------------------------------------------------------------------------

   Ronald B. Reck(5)                       1995       $ 249,038    $ 187,500        $  11,843              53,000
   Executive Vice President and            1994         220,650       97,031            4,510              42,000
   Chief Administrative Officer            1993         167,792      133,381           19,985              19,500
   -----------------------------------------------------------------------------------------------------------------

   George D. Shadid                        1995       $ 238,462    $ 180,000        $  11,221              30,000
   Executive Vice President and            1994         197,203       86,250           18,378              30,000
   Chief Financial Officer                 1993         165,149      115,189            4,985              15,000
   -----------------------------------------------------------------------------------------------------------------

   Burton M. Sack(6)                       1995       $ 210,000    $ 141,750          $ --                 30,000
   Executive Vice President                1994          36,346        --               --                  --
                                           1993           --           --               --                  --
   -----------------------------------------------------------------------------------------------------------------

   ------------
(1) Represents payments made under the 1994 Management and Executive Incentive Plan and payments made under executive bonus plans in 1993. In addition, amounts applicable to Mr. Shadid include a bonus of $4,037 in 1993 pursuant to an agreement between Mr. Shadid and the Company made at the time he initially joined the Company in August 1992. Amounts applicable to Mr. Hill include a bonus of $15,000 paid in 1994 pursuant to an agreement between Mr. Hill and the Company made at the time he joined the Company as an officer.
(2) Represents automobile allowances, club membership fees paid on behalf of certain officers, payments made in connection with the Company's 401(k) plan in 1993, and payments made in connection with the Company's non-qualified retirement savings plan in 1994 and 1995. Amounts applicable to Mr. Hill also include moving and relocation expense reimbursements of $84,868 in 1995 and $67,378 in 1994.
(3) Represents options granted pursuant to the Company's 1989 Stock Option Plan and 1995 Equity Incentive Plan, including options granted to directors who are also executive officers (see "Certain Information Concerning the Board of Directors").
(4) Mr. Hill's employment with the Company commenced February 1, 1994. Mr. Hill received 18,000 options in 1993 for serving as a non-employee director and also received 15,000 options in 1993 in connection with joining the Company as an officer.
(5) Effective January 31, 1996, Mr. Reck resigned as an officer of the Company but will continue as an employee through December 31, 1996.
(6)  Mr. Sack's employment with the Company commenced October 24, 1994.

     During 1995, the Company had written employment agreements with the CEO and each of the Named Executives. Mr. Gustin's agreement expired December 31, 1995, and he has entered into a new employment agreement described below. The agreement with Mr. Reck expired March 1, 1995 and was extended through December 31, 1995. Effective January 31, 1996, Mr. Reck resigned as an executive officer of the Company but will continue as an employee until December 31, 1996. Mr. Shadid's agreement also expired March 1, 1995, and he has entered into a new agreement described below. Mr. Sack's agreement expired in 1995 and was not renewed by mutual consent. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee. In January 1996, Mr. Gustin's salary was increased to $465,000, Mr. Hill's salary was increased to $340,000, and Mr. Shadid's salary was increased to $271,000.

     Effective January 1, 1996, the Company and Mr. Gustin entered into a new two-year employment agreement. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Gustin with reason (as defined). Upon such a termination, if Mr. Gustin elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. Upon any other termination, the agreement allows the Company to impose the noncompetition and nonsolicitation provisions for up to two years upon a payment of 50% of Mr. Gustin's base salary. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Gustin resigns or is terminated following a change in control.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The Company also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into a new employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Shadid resigns or is terminated following a change in control.

     In October 1994, the Company entered into a one-year employment agreement with Mr. Sack in connection with Mr. Sack joining the Company as an Executive Vice President. Mr. Sack's employment agreement provided for a base salary of $210,000, with future periodic salary adjustments as determined by the Executive Compensation Committee and was renewable for two additional one-year terms by mutual agreement as provided in the agreement. The agreement expired in 1995 and was not renewed.

     The Company has entered into severance arrangements for the other officers of the Company (nine persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in an amount equal to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control severance agreements (14 persons) had been terminated as of December 31, 1995, as a result of a change in control, the Company would have been required to make payments under the change in control severance provisions of the above agreements aggregating approximately $5,500,000.

     The following tables set forth information regarding options granted and exercised during fiscal year 1995 with respect to the Chief Executive Officer and the next four most highly compensated executive officers:



                        OPTION GRANTS IN LAST FISCAL YEAR

      --------------------------------------------------------------------------------------------------------------
                                                                                                 Potential
                                                                                            Realizable Value at
                                                                                               Assumed Annual
                                                                                            Rates of Stock Price
                                                                                                Appreciation
                                    Individual Grants(1)                                     for Option Term(2)
      --------------------------------------------------------------------------------------------------------------

                               Number of      % of Total
                               Securities       Options
                               Underlying     Granted to      Exercise
                                Options        Employees       or Base
                                Granted        in Fiscal        Price      Expiration        5%            10%
               Name               (#)            Year         ($/Share)       Date           ($)           ($)
      ----------------------- ------------- ---------------- ------------ -------------- ------------ --------------
      Abe J. Gustin, Jr.         50,000(3)      4.7%             $28.50      8/06/05       $896,175     $2,271,083
                                  9,000(4)      0.9               25.00      5/26/00         62,163        137,365
      ----------------------- ------------- ---------------- ------------ -------------- ------------ --------------
      Lloyd L. Hill              40,000(3)      3.8               28.50      8/06/05        716,940      1,816,866
                                  9,000(4)      0.9               25.00      5/26/00         62,163        137,365
                                 23,000(5)      2.2               19.25      3/04/00        122,324        270,303
      ----------------------- ------------- ---------------- ------------ -------------- ------------ --------------
      Ronald B. Reck             30,000(6)      2.8               28.50      8/06/05        537,705      1,362,650
                                 23,000(5)      2.2               19.25      3/04/00        122,324        270,303
      ----------------------- ------------- ---------------- ------------ -------------- ------------ --------------
      George D. Shadid           30,000(3)      2.8               28.50      8/06/05        537,705      1,362,650
      ----------------------- ------------- ---------------- ------------ -------------- ------------ --------------
      Burton M. Sack             21,000(3)      2.0               28.50      8/06/05        376,394        953,855
                                  9,000(4)      0.9               25.00      5/26/00         62,163        137,365
      ----------------------- ------------- ---------------- ------------ -------------- ------------ --------------

- ---------------
(1) Options are granted at the fair market value on the date of grant.
(2) The assumed rates are compounded annually for the full terms of the options.
(3) Options vest three years after date of grant.
(4) Represents options granted to executive officers who are also directors (see "Certain Information Concerning the Board of Directors") which vest one year after date of grant.
(5) Options were vested upon grant.
(6) Options vest one year after date of grant.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                     Number of           Value of Unexercised
                                                               Securities Underlying        In-The-Money
                                                                Unexercised Options          Options at
                                                                    at 12/31/95              12/31/95(2)
                                      Shares                            (#)                     ($)
                                     Acquired       Value   ----------------------- ------------------------
                                   at Exercise   Realized(1)        Exercisable/            Exercisable/
                    Name               (#)           ($)           Unexercisable            Unexercisable
           ----------------------- ------------- ------------- ----------------------- ------------------------
           Abe J. Gustin, Jr.          None          None             82,000/59,000        $ 709,341/$ --
           ----------------------- ------------- ------------- ----------------------- ------------------------
           Lloyd L. Hill              12,000      $ 302,500          107,000/49,000        $ 749,186/$ --
           ----------------------- ------------- ------------- ----------------------- ------------------------
           Ronald B. Reck             15,000        361,250           84,500/30,000        $ 630,989/$ --
           ----------------------- ------------- ------------- ----------------------- ------------------------
           George D. Shadid           25,101        570,127           45,000/30,000        $ 408,050/$ --
           ----------------------- ------------- ------------- ----------------------- ------------------------
           Burton M. Sack              None          None                -- /30,000        $     -- /$ --
           ----------------------- ------------- ------------- ------------------------------------------------

- --------------
(1)  Market value less option price.
(2) Based upon the closing sale price of the Common Stock on December 29, 1995 (the last trading day in fiscal year 1995).

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 31, 1995 (December 30, 1990 to December 31, 1995) based upon the market price of the Company's Common Stock, compared with the cumulative total return on Media General's NASDAQ Total Return Index, the Company's customized Industry Peer
Group and the S&P Restaurant Industry Index as indexed by Media General. The Media General NASDAQ Index includes both the NASDAQ NMS and NASDAQ Small-Cap Issuers indices. The customized Industry Peer Group consists of the Company; Brinker International, Inc.; Chart House Enterprises, Inc.; Cracker Barrel Old Country Store, Inc.; Max & Erma's Restaurants, Inc.; Morrison Restaurants, Inc.; Spaghetti Warehouse, Inc.; and Uno Restaurant Corporation. The Company has determined that the S&P Restaurant Industry Index represents a more meaningful peer group than the custom peer group described above.

                         APPLEBEE'S INTERNATIONAL, INC.
                                Performance Graph

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            APPLEBEE'S INTERNATIONAL, INC. VS. CUSTOM PEER GROUP VS.
           S&P RESTAURANT INDUSTRY INDEX VS. NASDAQ TOTAL RETURN INDEX




   Measurement Period
  (Fiscal Year Covered)        Applebee's             Custom           S&P Restaurant           NASDAQ
    Measurement Point      International, Inc.      Peer Group         Industry Index     Total Return Index
- -------------------------- -------------------- -------------------- -------------------- --------------------
    December 30, 1990            $100.00              $100.00              $100.00              $100.00
    December 29, 1991            $200.96              $199.60              $134.86              $128.38
    December 27, 1992            $403.18              $262.52              $172.77              $129.64
    December 26, 1993            $894.52              $348.81              $201.69              $155.50
    December 25, 1994            $645.66              $254.57              $201.06              $163.26
    December 31, 1995            $989.92              $209.55              $301.56              $211.77

                   ASSUMES $100 INVESTED ON DECEMBER 30, 1990
                           ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1995

Certain Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and officers. Under the Indemnification Agreements, the Company agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, the By-laws of the Company provide for indemnification to all officers and directors of the Company to essentially the same extent as provided in the indemnification agreements.

     The Company presently carries director and officer liability insurance to insure its directors and officers against certain liabilities they might incur in connection with performing their duties for the Company. The proceeds of such insurance would be available to the extent thereof to satisfy any obligation of the Company to indemnify its directors or officers with respect to the liability giving rise to the insurance proceeds. The insurance does not cover all liabilities that could give rise to indemnification by the Company.

                              CERTAIN TRANSACTIONS

     The Company and certain franchisees have obtained restaurant equipment from Sal Reck Equipment Company. Sal Reck, the owner of such company, is the father of Ronald B. Reck. During the 1995 fiscal year, the Company paid $3,128,000 for equipment and services purchased from Sal Reck Equipment Company. The Company believes that all such transactions have been on terms at least as favorable as could have been obtained from unaffiliated third parties.

     One of the Company's  restaurants is leased from a corporation in which Abe
J. Gustin, Jr., Ronald B. Reck and Johyne H. Reck each owns a 25% interest. During 1995, the Company entered into an agreement with this corporation to lease additional parking space for this restaurant. The Company paid $186,000 under these leases in the 1995 fiscal year. The Company believes that the terms of the leases reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party. Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When the Company undertook the operation of this franchise restaurant it agreed to assume the lease prospectively. This decision was approved by a majority of the disinterested members of the Board of Directors. Mr. Gustin remains liable on his guarantee. In the 1995 fiscal year, the aggregate payments made by the Company on the lease were $96,000.

     Mr. Gustin's brother and a brother-in-law own two of the Company's franchisees, A.N.A., Inc., which operates 10 restaurants. Another brother-in-law of Mr. Gustin owns a 50% interest in Apple-Bay East, Inc., another of the Company's franchisees which operates two restaurants. The Company has also entered into development agreements for two territories with Apple Partners Limited Partnership. Ronald B. Reck's brother-in-law owns a 50% interest in the corporate general partner of this limited partnership. The development and franchise agreements of A.N.A., Inc., Apple-Bay East, Inc. and Apple Partners Limited Partnership are standard in form and require payment of standard franchise, royalty, and advertising fees.

     In March 1995, the Company acquired Innovative Restaurant Concepts, Inc. and its affiliates ("IRC"). IRC owns and operates the Rio Bravo Cantina chain of Mexican restaurants and four other specialty restaurant concepts. Under the terms of the agreement, approximately 2,777,000 shares of the Company's Common Stock or options to purchase such shares were exchanged for all of the outstanding stock, stock options and partnership interests of IRC and approximately $13,700,000 of IRC indebtedness was assumed. Raymond D. Schoenbaum owned beneficially approximately 55% of IRC and was released from his personal guarantee of a portion of the IRC debt. As a part of the acquisition, Mr. Schoenbaum entered into a consulting agreement with the Company. The consulting agreement, which had an initial term of one year, terminated in March 1996 and paid Mr. Schoenbaum a fee of $165,000. The agreement also includes a one year period after termination in which Mr. Schoenbaum is precluded from competing in the casual dining restaurant industry and from hiring any employees of the Company.

     The Company leases certain office space under an operating lease from a partnership in which a director of the Company holds a 37.5% interest. The Company paid $84,000 under this lease in the 1995 fiscal year. The Company believes that the terms of the lease reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party.

     Effective March 1, 1995, the Company entered into a two-year consulting agreement with Mr. Kenneth Hill to act as a consultant to the Company for governmental affairs and restaurant industry relations. This agreement was recently extended for a third year. Mr. Hill was paid $200,000 for the first year of the agreement, and will be paid $150,000 for the second year and $75,000 for the third year. The agreement contains nondisclosure, noncompetition, and employee nonsolicitation clauses and also provides that all concepts and discoveries conceived by Mr. Hill alone or with others become the exclusive property of the Company. Mr. Hill has agreed to be nominated for election as a Director, but has informed the Company that he will resign from the Board upon the termination of his extended consulting agreement or earlier if the Company selects someone to fill his position on the Board of Directors.

                                  OTHER MATTERS

     The Company knows of no other matters to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages each stockholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.


                                       By Order of the Board of Directors



                                       Robert T. Steinkamp, Secretary
                                       Applebee's International, Inc.
                                       4551 W. 107th Street, Suite 100
                                       Overland Park, Kansas  66207

Overland Park, Kansas
April 8, 1996